Exhibit 32.2

STATEMENT OF CHIEF FINANCIAL OFFICER UNDER 18 U.S.C. § 1350

I, George A. Hervey, the Chief Financial Officer of Marvell Technology Group Ltd. (the “Company”), certify for the purposes of section 1350 of chapter 63 of title 18 of the United States Code that, to the best of my knowledge,

(i)             the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended April 30, 2006 (the “Report”), fully complies with the requirements of section 13(a) of the Securities Exchange Act of 1934, and

(ii)          the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ GEORGE A. HERVEY
George A. Hervey Vice President and Chief Financial Officer

Date: June 8, 2006